EXHIBIT 99.1

CompuMed Secures a $4 Million Line of Credit for Growth Initiatives and Future Expansion

Simon James appointed Chairman of the Board and Veteran Investor Charles Gillman Joins the Board of Directors

Los Angeles – February 19, 2008 -- CompuMed, Inc. (CMPD.OB) – a medical informatics company serving the healthcare community with diagnostic software solutions - today announced that the Company entered into a credit agreement with Boston Avenue Capital, LLC, (“BAC”) on February 15, 2008.  The facility provides for a new revolving line of credit up to $4 million and is intended to provide liquidity and working capital for growth initiatives and future expansion, including acquisitions. Availability under the new revolving line of credit is subject to certain conditions precedent, which are described in the Company's Current Report on Form 8-K, to be filed with the SEC on February 19, 2008.

Maurizio Vecchione, CompuMed’s president and CEO said, “We are pleased to announce this new unsecured revolving credit facility.  In the currently challenging credit environment, it is important that we have immediate access to funds at favorable terms and rates in order to help us execute on our growth strategy.”  Vecchione added, “We have identified expansion and consolidation opportunities within both our telecardiology and musculoskeletal businesses.  The facility will provide us with the financial flexibility to pursue these opportunities and achieve our near-term growth initiatives.”

The revolving line of credit matures on December 31, 2017.  Advances under the line of credit shall bear interest at the current three-month London Interbank Offered Rate (LIBOR), currently at about 3.25%, payable quarterly and will be unsecured senior obligations of the Company.  The Company issued to BAC a common stock purchase warrant for the purchase of up to 16,000,000 shares of the Company’s common stock in consideration for the credit agreement.  Pursuant to the terms of the warrant, BAC may purchase up to 16,000,000 shares of the Company’s common stock at a price per share equal to the average of the daily volume weighted average price of the Company’s common stock as reported by the OTC Bulletin Board on each trading day during the period commencing on the date of issuance of the warrant and ending 180 trading days immediately following that date.  The warrant is exercisable only if the Company’s stockholders approve an increase in the Company’s authorized shares of common stock sufficient to permit that number of shares to be reserved for issuance.

The Board of Directors also elected Simon James, a member of the Board, as the Company’s new Chairman of the Board and appointed Charles M. Gillman to the Board.  Mr. Gillman is the president of Value Fund Advisors, LLC, an investment advisor to BAC and to Yorktown Avenue Capital, LLC, a stockholder of the Company.

Maurizio Vecchione said, “We are pleased to welcome Chuck Gilman to the Board of directors.  His years of experience and track record in building shareholder value is a tremendous asset for CompuMed.”

In addition, effective February 15, 2008, the Board of Directors accepted the resignations of Robert Stuckelman, John Minnick, John Romm and Stuart Silverman from the Board of Directors.  Messrs. Stuckelman, Minnick, Romm or Silverman did not resign because of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

 “We appreciate the help and guidance these Board members have provided CompuMed during their years of service on the Board and wish them well in the future,” said Mr. Vecchione.

The Company’s Board of Directors now consist of Mr. Simon James, serving as Chairman of the Board, Mr. Mark Stolper and Mr. Charles Gillman. Mr. Charles Gillman, Mr. Simon James and Mr. Mark Stolper each serve on the Company’s Audit and Compensation Committees.

At the meeting on February 15, 2008, the Board of Directors of the Company resolved to terminate effective immediately all cash compensation payments to directors and referred to the Compensation Committee for subsequent determination the establishment of an equity compensation plan for directors.

About CompuMed

CompuMed, Inc. (CMPD.OB) develops and markets products and services that combine advanced imaging with medical informatics.  Its focus is on analysis and remote monitoring for patients with cardiovascular and musculoskeletal diseases. The Company has specialized expertise and intellectual property in telemonitoring imaging and analysis designed to improve healthcare provider workflow and patient care while reducing costs.  CompuMed's core products, the OsteoGram(R) and CardioGram(TM), are cleared by the FDA and reimbursable by Medicare. The OsteoGram is a non-invasive diagnostic system that has been proven by many clinical studies to provide effective and accurate bone density measurement for screening osteoporosis and assessing hip fracture risk. The OsteoGram has significant cost advantages over other technologies in the marketplace. The CardioGram system is one of the first telecommunication networks designed to remotely interpret electrocardiograms and is used by private practice, as well as government and corporate healthcare providers nationwide. The CardioGram delivers online electrocardiogram interpretations within minutes of receipt and has the additional capability of automatically providing an over-read (i.e., follow-up review) by a cardiologist. CompuMed is headquartered in Los Angeles and distributes its products worldwide both directly and through OEM partners. Visit CompuMed on-line at www.compumed.net.

Statements contained in this press release that are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth, results of contracts and other financial results, are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements including statements concerning the Company's plans, objectives, expectations and intentions are based largely on management's expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These statements are subject to uncertainties and risks including, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, product and service demand and acceptance, changes in technology, ability to raise capital, the availability of appropriate acquisition candidates and/or business partnerships, economic conditions, the impact of competition and pricing, capacity and supply constraints or difficulties, government regulation and other risks identified in the Company's filings with the Securities and Exchange Commission including its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB. All such forward-looking statements are expressly qualified by these cautionary statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect events, conditions or circumstances on which any such statement is based after the date hereof, except as required by law.

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